Exhibit 99

                  BUSH INDUSTRIES, INC. REACHES AGREEMENT WITH
              ITS PARTICIPATING SENIOR LENDERS TO RESTRUCTURE DEBT

              BUSH TO FILE PRE-NEGOTIATED CHAPTER 11 REORGANIZATION

              CURRENT LEVEL OF OPERATIONS EXPECTED TO BE MAINTAINED
                    TRADE VENDORS EXPECTED TO BE PAID IN FULL

Jamestown, N.Y.-March 30, 2004- Bush Industries, Inc. (BSH:NYSE) announced today that it has reached an agreement in principle and executed a lock-up agreement with holders of more than 85% of the Company's outstanding bank debt. Pursuant to the terms of the lock-up agreement, the Company intends to file a petition for reorganization under Chapter 11 of the Bankruptcy Code on or about March 31, 2004 in the United States Bankruptcy Court for the Western District of New York. The Company intends to maintain its current level of operations during the pendency of the bankruptcy proceedings and the Company expects that its customers and vendors will experience no change in the way the Company does business with them. The Company's lenders that are a party to the lock-up agreement will provide for debtor-in-possession financing, and an exit financing facility thru 2006. The proposed plan of reorganization will not impair trade creditor claims.

         Under the proposed plan of reorganization, the Company's outstanding senior debt of approximately $160 million will be restructured, with approximately $70 million of debt being refinanced thru 2006, and the balance of approximately $90 million being converted into 100% of the equity of the reorganized Company. The Company believes that the anticipated debtor-in-possession financing, together with cash provided by operations, will provide sufficient liquidity for the Company to continue its current level of operations during the pendency of the Chapter 11 proceedings.

         The Company's decision to file for bankruptcy was precipitated by the Company's inability to procure alternative sources of financing, its inability to obtain an extension from its lenders of the temporary waiver of non-compliance with certain covenants under the Company's outstanding credit facility, and its inability to reach an agreement with the lenders to extend the term of the loan, which matures on June 30, 2004. The temporary waiver, previously announced on March 1, 2004, will expire on April 1, 2004.

         Once its petition for reorganization is filed, the Company expects to seek Court approval to, among other things, continue payment of pre-petition and post-petition wages and employee benefits. The Company will also seek authorization from the Court to pay vendors for goods and services provided to the Company before the Chapter 11 filing, as long as those vendors continue to extend regular trade credit to the Company. The Company expects that all vendors and suppliers will be paid in full. The Company expects that the pendency of the Chapter 11 proceedings will be approximately 90 to 120 days. None of the Company's subsidiaries are currently expected to be included in the filing.

         Additionally, effective as of March 29, 2004, Paul Bush resigned as Chairman, C.E.O. and director of the Company and its subsidiaries. Mr. Bush has agreed to remain as an employee of the Company, to be an advisor to management and the Board to help ensure a smooth transition during the restructuring period. He will further advise on and/or assist with retaining and strengthening customer, vendor and other relationships, identifying and retaining key personnel, designing new products and identifying strategic opportunities.

         Mr. Michael Buenzow has been elected by the Company's Board of Directors to serve as the Company's interim C.E.O. during the pendency of the Chapter 11 proceeding. Mr. Buenzow 39, is currently a Senior Managing Director at FTI Consulting (NYSE:FCN) and has been working with the Company during the restructuring process. Prior to joining FTI in September 2002, Mr. Buenzow was a partner in the Business Recovery Services Practice of PricewaterhouseCoopers. Mr. Buenzow has had 15 years of restructuring experience.

         The balance of the current management team is anticipated to remain in place. The Company anticipates that the Board of Directors of the reorganized Company will appoint a permanent C.E.O. upon emergence from the Chapter 11 proceedings. The Company has also appointed David G. Dawson as its interim Chairman of the Board.

         "This restructuring, once fully implemented, will allow Bush to take full advantage of the fundamental strength of our core business operations. It will provide us a much-improved balance sheet and capital structure that is more appropriate for the current economic and market conditions. It is advantageous that we were able to achieve a consensual plan of reorganization," stated Paul Bush.

         Mr. Bush continued, "Our customers and suppliers should experience no change in the way we do business with them and will continue to receive the same high quality goods and service to which they are accustomed. The Company believes that it will be in a better financial position to support further growth and take advantage of additional opportunities in the marketplace."

         In conclusion Mr. Bush emphasized, "We appreciate the ongoing loyalty and support of our employees and thank them for their dedication and hard work, which is critical to our success. We also thank our customers and vendors for their support during this restructuring process. We are committed to making this restructuring process successful and leading Bush Industries towards a brighter future."

         For more information contact Bush Industries, Inc. at 1-800-351-5182, or visit the Company's web site at www.bushindustries.com.

Bush Industries, Inc. is a leading global manufacturer of ready-to-assemble furniture, casegoods furniture, and a supplier of surface technologies. The Company operates its business in three segments: Bush Furniture North America, which concentrates on furniture for the commercial office, home office, home entertainment, bedroom and other home furnishings distributed by leading retailers; Bush Furniture Europe, which sells commercial, home office and other furnishings in the European market; and Bush Technologies, which is focused on the cell phone accessories after-market, as well as the utilization of surface technologies in diverse applications such as automotive interiors, cosmetics, sporting goods and consumer electronics. Bush operates several manufacturing and warehouse facilities throughout North America and Europe.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Forward-looking statements include statements regarding the intent, belief, projected or current expectations of the Company or its Officers (including statements preceded by, followed by or including forward-looking terminology such as "may," "will," "should," "believe," "expect," "anticipate," "estimate," "continue" or similar expressions or comparable terminology), with respect to various matters. The Company cannot guarantee future results, levels of activity, performance or achievements. Factors that could cause or contribute to such differences include, but are not limited to, economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices, and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). Copies of the Company's SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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